Exhibit 99.1

Press Release

Mark Corrigan, M.D. to Join Sepracor as Executive Vice President of Research and Development

MARLBOROUGH, Mass., April 21 /PRNewswire-FirstCall/ — Sepracor Inc. (Nasdaq: SEPR) today announced the appointment of Mark H.N. Corrigan, M.D., to the position of Executive Vice President of Research and Development. Dr. Corrigan most recently served as Group Vice President of Global Clinical Research and Experimental Medicine at Pharmacia. After spending seven years in academic research, Dr. Corrigan joined Upjohn in 1993 and served in several senior management positions in clinical research and development for Upjohn and Pharmacia Upjohn. He has over sixteen years of experience in treating psychiatric and central nervous system disorders. Dr. Corrigan is board certified in psychiatry and neurology.

“We are pleased to have Mark join Sepracor as a key member of our management team,” said Timothy J. Barberich, Chairman and Chief Executive Officer of Sepracor Inc. “Mark brings with him extensive experience in clinical research and development and, as a psychiatrist, his area of expertise has been in the development of compounds to treat central nervous system disorders, including sleep hypnotics. This is an important therapeutic focus for Sepracor, as a New Drug Application for ESTORRA(TM) brand eszopiclone for the treatment of insomnia is currently under U.S. Food and Drug Administration review.”

“I am excited to be joining Sepracor at this stage in its evolution into a diversified, fully integrated pharmaceutical company. In addition to its successful XOPENEX(R) franchise, the company has a pipeline of exciting clinical candidates, many of which are designed to address unmet medical needs in the area of central nervous system disorders. With a core primary care presence, supported by a fully developed commercial organization, I believe the company is well positioned to build on its late-stage pipeline of product candidates, including ESTORRA. I look forward to contributing to the future of Sepracor,” said Dr. Corrigan.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development and regulatory approval of Sepracor’s pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Estorra is a trademark and Xopenex is a registered trademark of Sepracor Inc.

To receive a copy of this release or any recent release via fax, call Sepracor’s automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.